RUBY TUESDAY, INC.

Quarterly Financial Results For Fiscal Year 2005
(Amounts in thousands except per share amounts)

Note>

The purpose of the quarterly amounts presented below is to provide the readers of the Company’s press release with comparative quarterly income statement information for the Company’s fiscal 2005. The amounts for the 13 weeks ended August 31 and November 30, 2004 reflect the impact of the restatement of our financial statements as disclosed in the respective 10-Q/A’s for the quarters then ended and filed with the Securities and Exchange Commission on May 4, 2005.

	13 Weeks Ended August 31, 2004	13 Weeks Ended November 30, 2004	13 Weeks Ended March 1, 2005	13 Weeks Ended May 31, 2005	52 Weeks Ended May 31, 2005

Revenue:
Restaurant sales and operating revenue	$262,854	$254,664	$285,552	$291,421	$1,094,491
Franchise revenue	4,669	3,554	3,611	3,969	15,803

Total operating revenue	267,523	258,218	289,163	295,390	1,110,294
Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	67,335	66,708	74,244	76,137	284,424
Payroll and related costs	80,103	81,089	88,245	91,458	340,895
Other restaurant operating costs	45,576	44,225	48,529	50,851	189,181
Depreciation and amortization	15,562	16,844	16,906	17,434	66,746
(as a percent of Total operating revenue)
Selling, general and administrative, net	14,828	17,701	19,879	20,081	72,489
Equity in (earnings)/loss of unconsolidated franchises	(1,764)	219	(836)	(348)	(2,729)

Total operating costs and expenses	221,640	226,786	246,967	255,613	951,006

Earnings before Interest and Taxes	45,883	31,432	42,196	39,777	159,288
Interest expense, net	592	1,167	1,361	1,222	4,342

Pre-tax Profit	45,291	30,265	40,835	38,555	154,946
Provision for income taxes	16,204	10,551	13,295	12,598	52,648

Net Income	$29,087	$19,714	$27,540	$25,957	$102,298

Earnings Per Share:
Basic	$0.45	$0.30	$0.43	$0.41	$1.59

Diluted	$0.44	$0.30	$0.42	$0.40	$1.56

Shares:
Basic	65,244	64,603	64,168	64,137	64,538

Diluted	66,526	65,636	65,063	64,870	65,524